SCHEDULE 14A (Rule 14a-101) INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐ Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

COMMONWEALTH TELEPHONE ENTERPRISES, INC. (Name of Registrant as Specified in Its Charter) (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  Title of each class of securities to which transaction applies:
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☐	Fee paid previously with preliminary materials.
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Mellon Investor Services
A Mellon Financial CompanySM

July 24, 2003

Re: Commonwealth Telephone Enterprises, Inc. - Proxy Materials

Dear Shareholder:

We are writing to you regarding a recent proxy material mailing you have received from Mellon Investor Services LLC regarding your holdings in Commonwealth Telephone Enterprises, Inc. (“CTE”). It has been brought to our attention that instead of receiving a CTE proxy card, you may have received a ChipMOS Technologies (Bermuda) Ltd., proxy card in error that contained your CTE shareholder information (i.e., your registered account name, address, etc.).

Although only a small number of CTE registered shareholder accounts received the incorrect proxy card, we are unable to determine exactly which shareholders were affected. Accordingly, it is in the best interest of CTE’s registered shareholders for us to re-mail the correct proxy card to all of the CTE registered shareholders who received the proxy packages.

Enclosed, you will find a correct proxy card noted by the blue stripe on the top of the card. If you have not returned the original card (no stripe) please discard it and complete and return the card enclosed (blue stripe) in the postage paid envelope enclosed. If you have already returned the original card (no stripe), you should still please return the enclosed card (blue stripe) to ensure that your shares are properly voted. Your shares will be voted as directed on the last completed card we receive.

Your vote is very important to CTE, and we humbly apologize for any inconvenience, or confusion, this error may have caused.

Sincerely,

Mellon Investor Services LLC